Exhibit 99.1

Quantum Cyber Reports First Revenue of ~$1.0 Million and Announces $8.0 Million
Funding Commitment From Chief Executive Officer David Lazar

Third Quarter 2026 Form 10-Q Highlights:

●	Four customers each accounting for 10% or more of quarterly revenue, with no single customer representing more than 15%

●	Bridgeport facility operational, including the installation of an 80-unit 3D printing production farm in August 2026

●	Project LightShift quantum antenna license field of use expanded by November 6, 2026 amendment to include unmanned surface and underwater vehicles, maritime platforms, homeland security, and law enforcement applications

●	Settlement of the Boustead Securities, LLC action and the related FINRA arbitration for $250,000, with termination of Boustead’s April 2021 engagement letter, including the related tail and right of first refusal on future financings

●	Shareholders’ equity of approximately $16.2 million at September 30, 2026, up from $0.6 million at December 31, 2025, an increase of approximately 2,600%, with approximately $15.2 million of year-to-date proceeds from the exercise of warrants

●	No shares sold under the Company’s at-the-market registration statement through November 12, 2026

NORWALK, Connecticut, November 12, 2026 -- Quantum Cyber N.V. (Nasdaq: QUCY) (“Quantum Cyber” or the “Company”), a Nasdaq-listed autonomous defense technology company assembling an AI-powered System-of-Systems platform for drone warfare, counter-UAS, and border security applications, today announced that it has filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 with the U.S. Securities and Exchange Commission. The filing reports the Company’s first revenue since its strategic pivot to autonomous defense and discloses an $8.0 million funding commitment from the Company’s Chief Executive Officer and Chair of the Board, David Lazar.

“The third quarter of 2026 is the quarter in which Quantum Cyber crossed from a pre-revenue strategy into an operating company,” said David Lazar. “We generated our first revenue, we installed the first production equipment at our Bridgeport facility, and we resolved a legacy legal claim that had overhung our capital structure. In the Company’s view, each of these is a building block toward the vertically integrated autonomous defense manufacturer we have described to the market.”

“The $8.0 million funding commitment I provided to the Company on November 11, 2026 is intended to reinforce the balance sheet while we complete the build-out of the Bridgeport facility and continue to advance the Project LightShift quantum antenna program under our newly expanded field of use. We believe Quantum Cyber is entering 2027 as an operating, revenue-generating business with the manufacturing footprint, the technology licenses, and the capital on hand to execute the next phase of its plan.”

~$1.0 Million of First Revenue From Continuing Operations

For the three months ended September 30, 2026, the Company reported $966,833 of revenue, compared with no revenue from continuing operations in the first and second quarters of 2026 and in the prior-year periods. The revenue was generated by the precision metal stamping and fabrication business operating out of the Company’s Bridgeport, Connecticut facility, which the Company acquired on July 15, 2026 from Arcade Technology LLC and Arcade Realty LLC. Revenue was spread across three product lines, electrical components, tooling, and general metal stamping products, with four customers each accounting for between 10% and 15% of quarterly revenue.

In the Company’s view, the transition from a pre-revenue platform-development story to an operating business with inventory, accounts receivable, manufacturing assets, and a diversified customer base in a single quarter represents a meaningful inflection point in the execution of its vertical integration strategy.

$8.0 Million Funding Commitment From Chief Executive Officer

On November 11, 2026, Mr. Lazar provided the Company with a funding commitment of up to $8.0 million through November 30, 2027. The Company believes the commitment is intended to supplement its working capital as it continues to build out its autonomous defense manufacturing capacity at the Bridgeport facility and to advance its Quantum Drones programs. A copy of the Funding Commitment Letter is filed as Exhibit 10.4 to the Form 10-Q.

Bridgeport Facility Operational

The Company’s Bridgeport facility continues to operate as the revenue-generating Arcade Metal Stamping business while the Company builds out the site for drone manufacturing. In August 2026, the Company completed the installation of an 80-unit 3D printing production farm at the facility. The Company currently expects to begin manufacturing and selling drones in early 2027, subject to further build-out of production lines, procurement of equipment, and completion of commercial prototypes.

At September 30, 2026, the Company’s balance sheet reflected approximately $2.78 million of property, plant and equipment, $929,606 of inventory, $643,386 of accounts receivable, and $534,000 of goodwill, substantially all associated with the Bridgeport operations. These line items did not appear on the Company’s December 31, 2025 or March 31, 2026 balance sheets.

Expansion of the Quantum Antenna License Field of Use

On November 6, 2026, the Company’s wholly owned subsidiary, Quantum Drones Corporation, and Project LightShift, Inc. entered into a First Amendment to their June 2026 exclusive worldwide license agreement covering Project LightShift’s patent-protected quantum photonic array, or quantum antenna, technology. The First Amendment expands the licensed field of use beyond unmanned aerial vehicles to also include unmanned surface and underwater vehicles, maritime platforms, homeland security, and law enforcement applications. The Company believes this expansion materially broadens the addressable market for the licensed quantum antenna technology across air, land, and sea autonomous platforms.

Resolution of Legacy Boustead Claims

On October 15, 2026, the Company entered into a Settlement Agreement and General Release with Boustead Securities, LLC resolving the action filed by the Company in the Supreme Court of the State of New York, New York County, and the related FINRA arbitration previously initiated and withdrawn by Boustead. Under the agreement, Quantum Drones Corporation paid Boustead $250,000, and the parties agreed to mutual general releases. The Boustead Settlement Agreement also terminates Boustead’s April 2021 engagement letter with the Company, including any related rights to fees, compensation, right of first refusal, or tail compensation in connection with any future financing or transaction by the Company. In the Company’s view, this removes a legacy overhang from its capital structure and future financing activities.

Balance Sheet

At September 30, 2026, the Company reported total assets of approximately $18.8 million, total shareholders’ equity of approximately $16.2 million, and cash and marketable securities of approximately $5.0 million. Shareholders’ equity at December 31, 2025 was approximately $0.6 million, representing an increase of approximately 2,600% over the period. During the nine months ended September 30, 2026, the Company received approximately $22.2 million of net proceeds from financing activities, including approximately $15.2 million from the exercise of warrants and $6.0 million from the issuance of preferred shares.

On October 9, 2026, the Company entered into the Titan Sales Agreement, an at-the-market offering facility providing for the sale of up to $100 million of the Company’s ordinary shares through Titan Partners Securities LLC as sales agent. Through November 12, 2026, the Company had not sold any shares under the Titan Sales Agreement.

About Quantum Cyber N.V.

Quantum Cyber N.V. (Nasdaq: QUCY) is assembling an AI-powered, quantum-accelerated System-of-Systems autonomous defense platform that integrates drone warfare, counter-UAS, autonomous naval mine countermeasures, EMP shielding, anti-drone ammunition, command-and-control, and quantum antenna applications under a single Nasdaq-listed company. The Company acquires, licenses, and develops combat-proven autonomous technologies, deploying them as a coordinated, multi-domain portfolio across air, land, and sea. For more information, visit www.quantum-cyber.ai.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “intend,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements relate to, among other things, the Company’s ability to continue generating revenue from the Arcade Metal Stamping business; the drawdown, availability, and sufficiency of the $8.0 million funding commitment from the Chief Executive Officer; the Company’s expected timing for commencing drone manufacturing at the Bridgeport facility; the Company’s ability to commercialize the quantum antenna technology licensed from Project LightShift in the expanded field of use; the continued development of the Quantum Drones business; the sufficiency of the Company’s balance sheet and liquidity; the finality of the Boustead settlement; and the Company’s strategy as a vertically integrated autonomous defense manufacturer. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from the Company’s expectations or projections. Additional information concerning these and other factors may be found in the Company’s filings with the SEC, including its Annual Report on Form 10-K filed on March 31, 2026, its Quarterly Reports on Form 10-Q, and its subsequent filings with the SEC. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statement made by the Company in this press release is based only on information currently available and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Investor Relations Contact

Arx Investor Relations

North American Equities Desk

qucy@arxhq.com

QUANTUM CYBER N.V.

Condensed Consolidated Balance Sheets

	September 30, 2026	December 31, 2025
(Unaudited)
ASSETS
Current Assets
Cash	$4,860,697	$701,602
Marketable securities	132,003	—
Accounts receivable, net	643,386	—
Inventories	929,606	—
Prepaid expenses and other current assets	1,794,448	466,743
Assets of discontinued operations, held for sale	292,448	3,045,627
Total current assets	8,652,588	4,213,972

Property, plant and equipment, net	2,782,050	—
Intangible assets, net	6,447,064	1,113,424
Operating lease right-of-use asset	349,583	—
Goodwill	534,000	—
Total assets	$18,765,285	$5,327,396

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,422,870	$369,771
Intellectual property acquisition liability	750,000	487,785
Operating lease liabilities, current portion	55,960	—
Liabilities of discontinued operations, held for sale	89,737	3,828,240
Total current liabilities	2,318,567	4,685,796

Operating lease liabilities, net of current portion	294,982	—
Total liabilities	2,613,549	4,685,796

Shareholders’ equity
Series D Preferred shares	10,280	—
Series E Preferred shares	11,744	—
Ordinary shares	1,004,145	107,820
Additional paid-in capital	141,507,845	106,053,809
Accumulated deficit	(126,382,278)	(104,902,375)
Accumulated other comprehensive loss	—	(617,654)
Total shareholders’ equity	16,151,736	641,600

Total liabilities and shareholders’ equity	$18,765,285	$5,327,396

QUANTUM CYBER N.V.

Condensed Consolidated Statements of Comprehensive Loss

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
(Unaudited)
Revenue	$966,833	$—	$966,833	$—
Cost of revenue	873,243	—	873,243	—
Gross profit	93,590	—	93,590	—

Operating expenses:
Sales and marketing	771,150	434,827	2,511,523	2,453,249
Research and development	1,255,029	39,318	1,575,901	229,344
In-process research and development	—	—	4,258,449	—
General and administrative	2,929,422	692,590	9,160,832	2,859,742
Total operating expenses	4,955,601	1,166,735	17,506,705	5,542,335

Loss from operations	(4,862,011)	(1,166,735)	(17,413,115)	(5,542,335)

Other income (expense):
Other income	197,744	5,830	232,189	25,707
Change in fair value of convertible debt	—	—	—	21,000
Interest expense	(3,146)	(42,880)	(25,529)	(133,817)
Other expense	(252,756)	(4,249)	(271,629)	(28,031)
Total other expense, net	(58,158)	(41,299)	(64,969)	(115,141)

Loss before income taxes	(4,920,169)	(1,208,034)	(17,478,084)	(5,657,476)
Income tax provision	—	—	—	—
Loss from continuing operations	(4,920,169)	(1,208,034)	(17,478,084)	(5,657,476)
Loss from discontinued operations	(461,272)	(1,711,312)	(4,001,819)	(5,744,594)
Net loss	$(5,381,441)	$(2,919,346)	$(21,479,903)	$(11,402,070)

Comprehensive loss:
Net loss	(5,381,441)	(2,919,346)	(21,479,903)	(11,402,070)
Foreign currency translation adjustment	(10,371)	(19,845)	(76,150)	3,878
Reclassification upon liquidation of foreign subsidiary	10,371	—	693,804	—
Total comprehensive loss	$(5,381,441)	$(2,939,191)	$(20,862,249)	$(11,398,192)

Basic and diluted loss per ordinary share:
Net loss	$(0.08)	$(0.42)	$(0.69)	$(2.30)
Loss from continuing operations	$(0.08)	$(0.17)	$(0.56)	$(1.14)
Loss from discontinued operations	$(0.01)	$(0.24)	$(0.13)	$(1.16)
Weighted average number of ordinary shares outstanding	63,676,333	7,003,264	31,298,958	4,947,775

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